Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of US Oncology, Inc. of our reports dated March 6, 2009, except insofar as it relates to the effects of the change in accounting for noncontrolling interests described in Note 2, as to which the date is June 1, 2009 relating to the financial statements of US Oncology Holdings, Inc. and US Oncology, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

October 13, 2009